Exhibit 99.2

Contact:	Brett S. Perryman
Laura O’Brien
Affiliated Managers Group, Inc.
(617) 747-3300
pr@amg.com

Kermit Eck
Cooke & Bieler
(215) 567-1101

AMG to Make Investment in Cooke & Bieler

BOSTON, October 24, 2007 — Affiliated Managers Group, Inc. (NYSE: AMG), an asset management holding company, and Cooke & Bieler (“C&B”), have reached a definitive agreement for AMG to acquire a majority equity interest in C&B.  After the closing of the transaction, the management partners of C&B will continue to hold a substantial portion of the equity of the business and continue to direct its day-to-day operations.

Founded in 1949, C&B is a highly regarded equity manager with more than $9 billion in assets under management.  C&B seeks to provide its clients with a superior long-term rate of return through a concentrated focus on “high quality, low risk” investing.  The firm’s investment strategy emphasizes original, intensive research to identify well-managed companies with the ability to deliver above average earnings and dividend growth.  In making investment decisions, the firm’s team of investment professionals adheres to a strict valuation discipline to ensure that purchases are made at prices below their intrinsic value.

Through its proven application of this investment approach, C&B has generated strong, long-term returns for its clients in its flagship Large Cap Value product, as well as its Mid Cap Value strategy, both of which have outperformed their respective benchmarks since inception.  In addition to managing separate accounts for institutional and high net worth investors, C&B serves as the subadvisor to the Wells Fargo Advantage C&B Large Cap Value and Mid Cap Value Funds.

Based in Philadelphia, C&B is led by a team of seasoned professionals with an average of over 18 years of industry experience.  Ten of the firm’s partners have entered into long-term employment agreements in connection with the transaction, including each of the seven members of the firm’s investment team.  With a strong emphasis on client service, the firm has long-standing relationships with its clients, including corporations, foundations, endowments, pension and profit sharing plans, trusts, estates, and other institutions.

(more)

“Cooke & Bieler has an outstanding team of investment professionals, and we are very pleased to partner with this distinguished firm,” said Sean M. Healey, AMG’s President and Chief Executive Officer.  “C&B has a strong track record of performance and growth, with assets under management increasing at a compound annual rate of 35% since 2002.  For more than five decades, C&B has adhered to a successful investment philosophy, and we are confident they will continue to deliver excellent returns for their clients and generate strong growth in the years ahead.”

“Cooke & Bieler’s long-term results reflect their demonstrated commitment to a highly disciplined investment process and the success of their consistent, tested strategy,” said Jay Horgen, AMG’s Executive Vice President in charge of New Investments.  “C&B is an excellent addition to AMG’s exceptional group of Affiliates and we look forward to working with our new partners.”

“AMG has a long track record of successfully investing in entrepreneurial asset managers through a partnership structure that preserves each Affiliate’s distinct culture and operating autonomy.  AMG’s investment approach will allow us to maintain our independence to make investment decisions and manage the firm in the best interest of our clients while also benefiting from the resources of a large company,” said Kermit Eck, a member of C&B’s management committee.  “In addition, we were attracted to AMG’s broad range of strategic support services to help us better serve our clients.”

As part of the transaction, AMG is purchasing the entire ownership interest of an outside investor in C&B.  AMG will hold approximately a 70% interest in C&B. The remaining approximately 30% of the business will be held by a broad group of 14 professionals, including four new management partners.  The terms of the transaction, which is expected to close upon receipt of customary approvals, were not disclosed.

AMG is an asset management company with equity investments in a diverse group of boutique investment management firms.  AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates.  AMG’s innovative transaction structure allows individual members of each Affiliate’s management team to retain or receive significant direct equity ownership in their firm while maintaining operating autonomy.  In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.  Pro forma for the pending investment in C&B, AMG’s affiliated investment management firms managed approximately $286 billion in assets at September 30, 2007.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, our ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2006

.

# # #

For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.